Exhibit 10.66

FRESH CHOICE, INC.

2004 HOME OFFICE INCENTIVE PLAN

Purpose:  To reward Home Office management for accomplishments resulting in meeting or exceeding certain before tax earnings targets of the Company.

Eligibility:  Officers and Department Managers designated as Directors of the Company who are actively employed by Fresh Choice on December 29, 2003.  Those hired after December 29, 2003 will participate at a pro-rated amount unless other arrangements have been made.  Participants must be employed by Fresh Choice on the last day of the plan year; incentive pay is not earned until that date.  Participants are only eligible to receive incentive pay if the Company meets or exceeds minimum before tax earnings targets.  See attached schedule.   The 2003 minimum before tax earnings targets include the expense of this program.

Plan Year:  The plan begins on December 29, 2003 and ends on December 26, 2004.

Incentive Pay Available:  The incentive pay available is a percentage of the participant’s base salary as of December 29, 2003.  The bonus pool, if any, is allocated among the designated participants based on Company performance using a predetermined percentage amount.  See attached schedule.  Actual bonus paid is interpolated according to actual results.

The Chief Executive Officer’s incentive pay, based upon achievement of before-tax earnings targets, is adjusted based upon sales results versus targets.

SPECIAL CIRCUMSTANCES:  Before tax earnings and sales targets will be adjusted as appropriate for any restaurant closures or lease re-negotiations during the plan year.  Additional discretionary incentive pay may be paid at the recommendation of the compensation committee and approved by the full board of directors.

Distribution of Incentive Pay:  Incentive pay will be paid as soon as practical after year-end financials are audited, provided that the Company met or exceeded defined levels of performance.

Plan Intent:  Fresh Choice intends to maintain the plan under the terms listed above.  However, Fresh Choice reserves the right to modify or terminate the plan at any time.